Exhibit 10.2

Execution Version

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement") is made as of August 10, 2022, by and among MSD Partners, L.P., a Delaware limited partnership (the "Purchaser"), iStar Inc., a Maryland corporation (the "Seller"), and Safehold Inc., a Maryland corporation (the "Company"), and solely with respect to Section 1(a)(ii) and Section 10, MSD Capital, L.P. (the “Guarantor”).

WHEREAS, the Seller wishes to transfer, assign, sell, convey and deliver to the Purchaser, and the Purchaser wishes to purchase from the Seller, 5,405,406 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of the Company at the price and on the terms and subject to the conditions set forth in this Agreement (the "Secondary Sale Transaction");

WHEREAS, concurrently with the execution and delivery of this Agreement, the Purchaser is entering into a Subscription Agreement (the "Caret Subscription Agreement") with CARET Ventures LLC, an affiliate of the Company, pursuant to which the Purchaser is subscribing to purchase "Caret Units," as such term is defined under the Caret Subscription Agreement;

WHEREAS, the Company and the Seller have entered into an Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), pursuant to which (i) the Company will merge with and into the Seller, with the Seller being the surviving corporation in the merger (the "Merger"), and (ii) prior to the effective time of the Merger, certain legacy assets of the Seller will be spun off into a new public entity (the "Spin-Off," and together with the Merger and the other transactions contemplated by the Merger Agreement, the "Merger and Spin-Off Transactions"); and

WHEREAS, the sale of the Shares to the Purchaser and the transactions contemplated by the Caret Subscription Agreement will take place in connection with the closing of the Merger and Spin-Off Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Purchase and Sale of the Shares.

(a)                (i) At the Closing (as defined below), and subject to the terms and conditions hereof, the Seller will transfer, assign, sell, convey and deliver to the Purchaser, 5,405,406 Shares, free and clear of all liens, mortgages, security interests, pledge deposits, encumbrances or other similar restrictions ("Liens"), and the Purchaser will purchase the Shares from the Seller. The Shares are, and as of the Closing Date will be, validly issued, fully paid and non-assessable and free of any pre-emptive rights. In connection with such transfer, the Seller will deliver the Shares to be sold by it to the Purchaser (as provided in Section 2(a), below). In consideration for the transfer of the Shares, the Purchaser shall pay the Seller an aggregate purchase price of $200,000,022.00 (the "Purchase Price") in cash, representing a per Share price of $37.00 (as provided in Section 2(b) below). (ii) Guarantor hereby guarantees to the Seller the due and punctual performance, observance and discharge of the payment obligations of the Purchaser to pay the Purchase Price in accordance with the terms of this Agreement, and agrees to pay to Seller the Purchase Price at the Closing in the event that, and solely to the extent that, Purchaser does not have cash on hand necessary to pay the Purchase Price at the time of the Closing, it being understood that in no event shall Purchaser and Guarantor, collectively, have payment obligations pursuant to this Section 1 in excess of the Purchase Price. The Guarantor hereby expressly waives all suretyship defenses at law and waives any requirements that the Seller or the Company exhaust all remedies against Purchaser prior to enforcing this guarantee.

(b)                The Seller shall keep the Purchaser apprised on a reasonably current basis (and promptly, in response to any inquiries of the Purchaser) of the status of the Merger and Spin-Off Transactions and shall provide the Purchaser with at least 20 days advance notice of the anticipated closing date of the Merger and Spin-Off Transactions (the "Merger Closing Date"). No later than 10 days prior to the Merger Closing Date, the parties shall establish an escrow account with a recognized financial institution or other recognized service provider mutually agreed to by the Purchaser and the Seller that provides escrow services for transactions like the Secondary Sale Transaction (the "Escrow Agent"). No later than two New York City business days prior to the Merger Closing Date, the Purchaser shall cause the Purchase Price to be deposited in the Escrow Account and the Seller shall cause Computershare Trust Company, N.A., as the Company's transfer agent (the "Transfer Agent"), to deposit the Shares in the Escrow Account, in each case for release by the Escrow Agent at the Closing, or otherwise make arrangements reasonably acceptable to Purchaser for the delivery of the Shares to the Purchaser at the Closing.

(c)                The closing of the Secondary Sale Transaction (the "Closing") shall take place virtually on the same date as the Merger Closing Date, but immediately prior to the closing of the Merger on such date, or at such other time or place as the parties hereto shall mutually agree (the actual day of the Closing, the "Closing Date"), subject to Section 7 below, and subject to the condition that the closing of the Purchaser's purchase of Caret Units under the Caret Subscription Agreement shall take place substantially concurrently with the Closing hereunder. If the Merger Agreement is terminated for any reason on or prior to the Closing, or if the Caret Subscription Agreement is terminated for any reason prior to the Closing, then this Agreement shall be deemed to have automatically terminated at the same time, and none of the Seller, the Purchaser or the Company shall have any further rights, obligations or liabilities to any party under this Agreement.

2.	Deliveries at Closing.

(a)                At Closing, the Escrow Agent or Transfer Agent if applicable shall deliver or cause to be delivered the Shares to the Purchaser, which may be via the facilities of the Transfer Agent.

(b)                At Closing, the Escrow Agent shall deliver or cause to be delivered the Purchase Price to the Seller by wire transfer of immediately available funds to the account designated by the Seller.

(c)                At Closing, the Company, the Purchaser and the Seller, as applicable, shall each execute and deliver a signed counterpart of a stockholder's agreement and a registration right agreement, in the forms of Exhibits A and B hereto (the "Stockholder's Agreement" and the "Registration Rights Agreement," respectively, and together, the "Ancillary Agreements").

certifying that (i) neither the Company nor Seller has any knowledge of any facts or circumstances that could reasonably be expected to cause the conditions to consummation of the Merger and Spin-Off Transactions not to be satisfied as of the Merger Closing Date and (ii) the condition set forth in Section 7.2(c) of the Merger Agreement has been satisfied, taking into account the proceeds from the Secondary Sale Transaction.

(e)                 At Closing, the Company and Seller shall each execute and deliver a certificate of each of Seller and the Company executed by a duly authorized officer of each of Seller and the Company confirming that the conditions set forth in Sections 7(a)(i), (ii) and (iv) of this Agreement have been duly satisfied.

3.                  Purchaser Representations. In purchasing the Shares, the Purchaser acknowledges, represents and warrants to the Seller on the date hereof and on the Closing Date that:

(a)                The Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Purchaser has full and adequate right, power, capacity and authority to enter into, execute, deliver and perform this Agreement in accordance with its terms.

(b)                This Agreement has been duly authorized by the Purchaser, has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(c)                Each of the Ancillary Agreements has been duly authorized by the Purchaser and, on the Closing Date, will have been duly executed and delivered by the Purchaser and will constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(d)                Assuming the making of all filings, notifications, and notices as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the receipt of all clearances, consents, authorizations, and waiting period expirations or terminations required thereunder, the purchase of the Shares by the Purchaser hereunder, the execution and delivery of the Ancillary Agreements by the Purchaser and the performance by the Purchaser of its obligations hereunder and under the Ancillary Agreements will not conflict with, result in a breach or violation of, or constitute a default under, (i) any law applicable to the Purchaser, (ii) the organizational documents of the Purchaser or (iii) the terms of any indenture or other agreement or instrument to which such Purchaser is a party or bound, or any judgment, order or decree applicable to the Purchaser of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Purchaser, except in the cases of (i) and (iii), for any such conflict, breach, violation or default that would not materially and adversely affect the purchase of the Shares and the consummation of the transactions contemplated herein and in the Ancillary Agreements.

(e)                Assuming the making of all filings, notifications, and notices as may be required under the HSR Act and the receipt of all clearances, consents, authorizations, and waiting period expirations or terminations required thereunder, no consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by the Purchaser of its purchase of the Shares hereunder and the execution and delivery of the Ancillary Agreements by the Purchaser and the performance by the Purchaser of its obligations under the Ancillary Agreements.

(f)                 The Purchaser is purchasing the Shares in the ordinary course of its business and has no arrangement with any person, directly or indirectly, to participate in the distribution of the Shares.

(g)                The Purchaser is knowledgeable, sophisticated and experienced in business and financial matters and has previously invested in securities similar to the Shares. The Purchaser is able to bear the economic risk of its investment in the Shares and is presently able to afford the complete loss of such investment and has been afforded access to information about the Company, the Seller, and their affiliates and their financial condition, results of operations, business, property and management, and the Merger and Spin-Off Transactions sufficient to enable the Purchaser to evaluate its investment in the Shares. The Purchaser was given a meaningful opportunity to negotiate the terms of the transactions contemplated hereby and none of the Seller, the Company nor any of their respective affiliates or representatives put any pressure on the Purchaser to respond to the opportunity to participate in the transactions contemplated hereby. The Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act and the Purchaser is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended (the "Securities Act").

(h)                The Purchaser (i) has received such information about the Seller and the Company and the Merger and Spin-Off Transactions as requested by the Purchaser; (ii) understands and accepts that the Shares to be issued pursuant to this Agreement involve risk, and (iii) has made an independent decision to acquire the Shares based on the information available to such Purchaser. Such Purchaser acknowledges that it has independently made its own analysis and decision to acquire the Shares without reliance upon the Seller, Company or their respective representatives and based on such information as it has deemed appropriate in its independent judgment. The Purchaser further acknowledges that (i) it has had the opportunity to consult its own tax advisors and (ii) it has not relied on the Seller, the Company or their respective affiliates or representatives for any tax advice related to the transactions contemplated hereunder.

(i)                 The Purchaser is acquiring the Shares pursuant to this Agreement for investment purposes and solely for its account without a view to the distribution thereof.

(j)                None of the Seller, the Company or any of their respective affiliates, representatives, officers, employees, agents or controlling persons has provided any investment advice or rendered any opinion to such Purchaser as to whether the transaction contemplated hereby is prudent or suitable.

(k)                The Purchaser did not become aware of the transactions contemplated hereby through any form of general solicitation or advertising within the meaning of Rule 502 under the Securities Act or otherwise through a “public offering” under Section 4(a)(2) of the Securities Act. As of the date hereof, there is no proceeding before or brought by any governmental authority now pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser, which would, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the transactions contemplated herein and in the Ancillary Agreements or the performance by the Purchaser of its obligations hereunder and thereunder.

(l)                 As of the date hereof, there is no proceeding before or brought by any governmental authority now pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser, which would, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the transactions contemplated herein and in the Ancillary Agreements or the performance by the Purchaser of its obligations hereunder and thereunder.

(m)                The Purchaser is not a party to any contract, agreement or understanding with any person that would give rise to a claim against the Purchaser for a brokerage commission, finder’s fee or like payment in connection with the purchase of the Shares.

(n)                Except for the express representations and warranties contained in this Agreement, neither the Seller nor the Company, nor any of their respective affiliates, attorneys, accountants and financial and other advisors, has made any representations or warranties to such Purchaser.

4.                  Seller Representations. The Seller acknowledges, represents and warrants to the Purchaser on the date hereof and on the Closing Date that:

(a)                The Seller is a corporation organized under the laws of the State of Maryland. The Seller has full corporate power and authority to enter into, execute, deliver and perform this Agreement.

(b)                This Agreement has been duly authorized, executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(c)                Each of the Ancillary Agreements has been duly authorized by the Seller and, on the Closing Date, will have been duly executed and delivered by the Seller and will constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(d)                The Seller is the record and beneficial owner of the Shares to be sold by it in the Secondary Sale Transaction. The Seller has not granted, and there does not remain outstanding, any option of any sort with respect to or Lien on the Shares or any right to acquire the Shares or any interest therein other than to the Purchaser under this Agreement.

(e)                The transfer of the Shares to be sold by the Seller hereunder, the execution and delivery of the Ancillary Agreements by the Seller and the performance by the Seller of its obligations hereunder and thereunder will not conflict with, result in a breach or violation of, or constitute a default under, (i) any law applicable to the Seller, (ii) the organizational documents of the Seller or (iii) the terms of any indenture or other agreement or instrument to which the Seller is a party or bound, or any judgment, order or decree applicable to the Seller of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Seller, except in the cases of (i) and (iii), for any such conflict, breach, violation or default that would not materially and adversely affect the sale of the Shares and the consummation of the transactions contemplated herein.

(f)                 No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by the Seller of the sale of the Shares hereunder, the execution and delivery of the Ancillary Agreements by the Seller and the performance by the Seller of its obligations under the Ancillary Agreements.

(g)                As of the date hereof, there is no proceeding before or brought by any governmental authority now pending or, to the knowledge of the Seller, threatened against or affecting the Seller, which would, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the transactions contemplated herein and in the Ancillary Agreements or the performance by the Seller of its obligations hereunder and thereunder.

(h)                The Seller is not a party to any contract, agreement or understanding with any person that would give rise to a claim against the Purchaser for a brokerage commission, finder’s fee or like payment in connection with the sale of the Shares.

(i)                 Assuming the accuracy of the Purchaser's representations in Section 3 hereof, it is not necessary in connection with the sale of the Shares to the Purchaser in the manner contemplated by this Agreement to register such issuances and sales under the Securities Act.

(j)                 The assets that the Seller will hold directly and indirectly through all entities under the control of the Seller at the time of the Merger as determined under the HSR Act that do not qualify for an exemption under the HSR Act collectively have a fair market value of less than the $50,000,000 as adjusted HSR threshold.

(k)                Any loan the Seller has made to SpinCo (as defined in the Merger Agreement) prior to the Merger has been secured 100% by realty and is an exempt asset under the HSR Act.

(l)                 Except for the express representations and warranties contained in this Agreement, neither the Purchaser nor the Company, nor any of their respective affiliates, attorneys, accountants and financial and other advisors, has made any representations or warranties to the Seller.

5.                  Company Representations. The Company acknowledges, represents and warrants to the Purchaser on the date hereof and on the Closing Date that:

(a)                The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has full corporate power and authority to enter into, execute, deliver and perform this Agreement. Each subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite corporate, partnership or limited liability company (as the case may be) power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, validly existing or in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                Capitalization

(i)                          As of August 10, 2022 (the “Capitalization Date”), the authorized capital stock of the Company consists of 400,000,000 shares of common stock, par value $0.01 per share (“Safe Common Stock”) and 50,000,000 shares of preferred stock, par value $0.01 per share (“Safe Preferred Stock”). As of the close of business on August 10, 2022 (the “Safe Capitalization Date”), (i) 62,187,433 shares of Safe Common Stock were issued and outstanding (including 10,000 shares underlying each award of restricted stock units with respect to Safe Common Stock granted under the Safety, Income and Growth Operating Partnership 2017 Equity Incentive Plan (the “Safe Equity Plan”) (“Safe Restricted Stock Units”)), (ii) no shares of Safe Preferred Stock were issued and outstanding, (iii) 698,500 shares of Safe Common Stock were reserved for issuance under the Safe Equity Plan and (iv) no shares of Company capital stock were held by any subsidiaries of the Company.

(ii)                        As of the Capitalization Date: except as disclosed in the SEC Reports, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its subsidiaries is a party or otherwise bound obligating the Company or any of its subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly owned subsidiary of the Company); (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (iv) provide a material amount of funds to, or make any material investment (in the form of loan, capital contribution or otherwise) in, any subsidiary of Safe, other than its operating partnership subsidiary, that is not wholly-owned.

(iii)                       Other than the Stockholder’s Agreement, dated as of January 2, 2019, between Seller and the Company (as amended from time to time), as of the date hereof, except as disclosed in the SEC Reports, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries, or restricting the transfer of, or providing registration rights with respect to, such capital stock or equity interest.

(c)                This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(d)                Each of the Ancillary Agreements has been duly authorized by the Company and, on the Closing Date, will have been duly executed and delivered by the Company and will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(e)                The execution and delivery by the Company of this Agreement and the Ancillary Agreements and the performance by the Company of its obligations hereunder and thereunder will not conflict with, result in a breach or violation of, or constitute a default under, (i) any law applicable to the Company, (ii) the organizational documents of the Company or (iii) the terms of any indenture or other agreement or instrument to which the Company is a party or bound, or any judgment, order or decree applicable to the Company of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company, except in the cases of (i) and (iii), for any such conflict, breach, violation or default that would not materially and adversely affect the sale of the Shares and the consummation of the transactions contemplated herein and in the Ancillary Agreements.

(f)                 As of the date hereof, there is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or, to the Company’s knowledge, threatened against or affecting the Company that would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition and results of operations of the Company and its subsidiaries, taken as a whole, or on the Company's ability to consummate the transactions contemplated herein and in the Ancillary Agreements or the performance by the Company of its obligations hereunder and thereunder (a "Company Material Adverse Effect").

(g)                No consent, approval, authorization or order of any court or governmental agency or body is required for the execution and delivery of the Ancillary Agreements by the Company and the performance by the Company of its obligations under the Ancillary Agreements.

(h)                Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its subsidiaries have filed in a timely manner all material federal, state, local and foreign tax returns required to be filed through the date hereof (or have properly requested and been granted extensions thereof, for which adequate reserves have been provided in accordance with generally accepted accounting principles), and have paid all taxes related thereto, and, if due and payable, any related similar assessment, fine or penalty levied against any of them; and there is no material tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or any of its subsidiaries or any of their respective properties or assets.

(i)                 Commencing with its taxable year ended December 31, 2017, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended ("Code"), and the Company’s proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code for the taxable year that includes the Closing Date.

(j)             SEC Reports; Financial Statements

(i)         The Company has filed all reports, schedules, statements and other document required to be filed by it with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”) or other applicable United States federal securities laws since December 31, 2019 (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and exhibits thereto, the “SEC Reports”). As of their respective filing dates, the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act of 1933 and the Exchange Act. None of the SEC Reports when filed with the SEC and, if amended, as of the date of the amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference or necessary in order to make the statements that are made in them, in the light of the circumstances under which they were made, not misleading.

(ii)        The financial statements of the Company included in the Company SEC Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the notes thereto, or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(iii)       The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Seller, the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2019, any material change in internal control over financial reporting required to be disclosed in any SEC Report has been so disclosed.

(k)                The closing of the Secondary Sale Transaction will not cause the Company to violate the Aggregate Stock Ownership Limit or Common Stock Ownership Limit (as such terms are defined in Article VII of the Articles of Amendment and Restatement of the Company, dated as of June 27, 2017, as amended (the "Charter")), assuming, for purposes of this representation, that the Purchaser is Beneficially Owned (as such term is defined in the Charter) by a single individual and no member of the Purchaser Beneficially Owns or Constructively Owns (as such term is defined in the Charter) any shares of Common Stock of the Company other than the shares acquired in the Secondary Sale Transaction.

(l)                 Seller and the Company have provided or have made available through the SEC Reports, copies of all registration rights agreements, and investor rights agreements, stock purchase agreements and other similar agreements and side letters regarding similar matters between Seller and Company in effect at the date hereof.

(m)                The Company is not, and immediately after receipt of payment hereunder and prior to the closing of the Secondary Sale Transaction, will not be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company,” in each case, within the meaning of the Investment Company Act of 1940.

(n)                The assets that the Company will hold directly and indirectly through all entities under the control of the Company at the time of the closing of the Secondary Sale Transaction as determined under the HSR Act that do not qualify for an exemption under the HSR Act collectively have a fair market value of less than the $50,000,000 as adjusted HSR threshold.

(o)                Any loan the Company has made to SpinCo (as defined in the Merger Agreement) prior to the Secondary Sale Transaction has been secured 100% by realty and is an exempt asset under the HSR Act.

(p)                Except for the express representations and warranties contained in this Agreement, neither the Purchaser, nor any of its affiliates, attorneys, accountants and financial and other advisors, has made any representations or warranties to the Company.

6.                  Pre-Closing Covenants.

(a)                Subject to the terms and conditions of this Agreement and the Ancillary Agreements, the parties shall use their respective reasonable best efforts, on a cooperative basis, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable under applicable law to consummate the Secondary Sale Transaction as soon as reasonably practicable, recognizing that it is intended to close on the same date as the Merger Closing Date, including using their respective reasonable best efforts to obtain and maintain all necessary actions or nonactions, waivers, waiting period expirations or terminations, consents and approvals, including any governmental approvals from any governmental authorities, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority; provided, however, that notwithstanding any provision of this Agreement, no party shall have any obligation to offer or agree to any commitment or arrangement, or any term, condition, limitation or restriction of any type or nature, that would reasonably be expected to constitute or result in any impediment with respect to such party or any of its affiliates.

(b)                The parties shall cooperate in the determination of which registrations, filings and governmental approvals are necessary to consummate the Secondary Sale Transaction and the transactions contemplated by the Ancillary Agreements and the preparation of any such registrations or filings or such applications for the governmental approvals and any other orders, clearances, consents, notices, rulings, exemptions, certificates, no-actions letters and approvals reasonably deemed by any of parties to be necessary to discharge their respective obligations under the Agreement or otherwise advisable under applicable law in connections with the transactions contemplated by the Agreement.

(c)                If the Purchaser determines that the notification and waiting period requirements of the HSR Act would be required in connection with its acquisition of the Shares pursuant to this Agreement, then the Company and the Purchaser shall, or shall cause their ultimate parent entities as that term is defined in the HSR Act to, file as soon as reasonably practicable the Notification and Report Forms required by the HSR Act (the "HSR Filings"). Each of the Purchaser and the Company shall (i) promptly supply the other with any information which may be required by the other in order to complete its HSR Filing and (ii) submit promptly any additional information which may be reasonably requested by any such governmental authority in connection with the HSR Filings.

(d)                Prior to making any filings with the Securities and Exchange Commission or other public statements, press releases or similar communications to the extent that they mention Purchaser or its affiliates, the Company and Seller shall provide Purchaser a reasonable opportunity to review and comment on such portions of filings, statements, press releases or similar communications; provided that no prior review and comment by Purchaser shall be required to the extent that the public statements, press releases and communications are consistent in all material respects with prior public filings, statements, press releases or communications previously approved by Purchaser for public dissemination.

7.                 Conditions Precedent to Obligations of the Seller, the Purchaser and the Company.

In addition to the condition that the Closing under this Agreement shall only occur if the closing under the Caret Subscription Agreement occurs substantially concurrently with the Closing hereunder, the parties agree as follows:

(a)                The obligations of the Purchaser are subject to the satisfaction of the conditions precedent that (i) the Merger Agreement shall not have been terminated prior to the Closing, (ii) the Merger Agreement shall not have been amended in any manner that has an adverse impact on the economics of the Purchaser's investment in the Company in any material respect (except with the prior written consent of Purchaser); (iii) (A) the representations and warranties of the Seller contained in Section 4(d) shall be true and correct in all respects as of the date hereof and as of the Closing Date (as if made both on the date hereof and on the Closing Date), and (B) all other representations and warranties of the Seller contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date (as if made both on the date hereof and on the Closing Date); (iv) (A) the representations and warranties of the Company contained in Sections 5(a), (b),(c) and (d) herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date (as if made both on the date hereof and on the Closing Date), and (B) all other representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the Closing Date (as if made both on the date hereof and on the Closing Date), except for inaccuracies in such representations and warranties that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (provided that for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations shall be disregarded); (v) all clearances, consents, authorizations and waiting period expirations or terminations as may be required in connection with the transactions described herein under the HSR Act or any other antitrust law shall have been obtained; (vi) each of the Seller and the Company shall have complied with all of its covenants and agreements contained in this Agreement to be performed on or prior to the Closing Date in all material respects; (vii) no applicable governmental authority shall have enacted, rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition, (viii) each of the Company and Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date and duly executed by an officer of each of the Company and Seller, certifying that (A) neither the Company nor Seller has any knowledge of any facts or circumstances that could reasonably be expected to cause the conditions to consummation of the Merger and Spin-Off Transactions not to be satisfied as of the Merger Closing Date, and (B) the condition set forth in Section 7.2(c) of the Merger Agreement has been satisfied, taking into account the proceeds from the Secondary Sale Transaction; (ix) Purchaser shall have received a duly executed counterpart of each of the Ancillary Agreements from Seller and the Company along with escrow instructions from each of Seller and the Company that grant Purchaser the right to release such signature pages at the earlier to occur of the effective time of the Merger and two days following the Closing, and (viii) Purchaser shall have received a certificate of each of Seller and the Company executed by a duly authorized officer of each of Seller and the Company confirming that the conditions set forth in Sections 7(a)(i), (ii), (iii), (iv) and (vi) of this Agreement have been duly satisfied.

(b)                The obligations of the Seller are subject to the satisfaction of the conditions precedent that (i) the Merger Agreement shall not have been terminated prior to the Closing, (ii) (A) the representations and warranties of the Purchaser contained in Sections 3(a), (b) and (c) herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date (as if made both on the date hereof and on the Closing Date) and (B) all other representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof and as of the Closing Date (as if made both on the date hereof and on the Closing Date), except for inaccuracies in such representations and warranties that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated herein and in the Ancillary Agreements or the performance by the Purchaser of its obligations hereunder and thereunder (provided that for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations shall be disregarded), (iii) the Purchaser shall have complied with all of its covenants and agreements contained in this Agreement to be performed on or prior to the Closing Date in all material respects, (vi) Seller shall have received a duly executed counterpart of each of the Ancillary Agreements from Purchaser, and (v) Seller shall have received a certificate of Purchaser executed by a duly authorized officer of each of Purchaser confirming that the conditions set forth in Sections 7.1(b)(ii) and (iii) of this Agreement have been duly satisfied.

(c)                The obligations of the Company are subject to the satisfaction of the conditions precedent that (i) the Merger Agreement shall not have been terminated prior to the Closing, (ii) the representations and warranties of the Purchaser contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date (including as if made both on the date hereof and on the Closing Date), (iii) the Purchaser shall have complied with all of its covenants and agreements contained in this Agreement to be performed on or prior to the Closing Date in all material respects, (vi) the Company shall have received a duly executed counterpart of each of the Ancillary Agreements from Purchaser, and (v) the Company shall have received a certificate of Purchaser executed by a duly authorized officer of each of Purchaser confirming that the conditions set forth in Sections 7.1(c)(ii) and (iii) of this Agreement have been duly satisfied.

8.       Additional Agreements.

(a) The representations and warranties set forth in Section 3, Section 4 and Section 5 of this Agreement shall survive the Closing for a period of nine months following the Closing.

9.       Termination.

(a)       This Agreement may be terminated at any time prior to the Closing:

(i)                      by any party, if the Merger Agreement shall have been terminated for any reason prior to the Closing;

(ii)     by the mutual written consent of the parties;

(iii)    by the Purchaser, if there has been a violation or breach by the Seller or the Company of any covenant, representation or warranty of Seller or the Company contained in this Agreement that has prevented the satisfaction of any condition to the obligation of the Purchaser at the Closing, and such violation or breach has not been waived by the Purchaser, or cured by the Seller or the Company within thirty (30) days after written notice thereof from the Purchaser;

(iv)   by the Seller, if there has been a violation or breach by the Purchaser of any covenant, representation or warranty of the Purchaser contained in this Agreement that has prevented the satisfaction of any condition to the obligation of the Seller, and such violation or breach has not been waived by the Seller, or cured by the Purchaser within thirty (30) days after written notice thereof from the Seller;

(v)    by any of the Purchaser, the Seller or the Company, if the transactions contemplated hereby have not been consummated on or prior to September 30, 2023 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7(a)(v) shall not be available to any party (or its affiliate) whose failure to fulfil any obligation under this Agreement shall have been the principal cause of, or shall have result in, the failure of the Closing to occur on or prior to such date; or

(vi)    by any of the parties, upon written notice to the other parties, in the event that any governmental authority of competent jurisdiction has enacted, issued or entered any statute, rule, regulation, injunction or other order that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement, and such statute, rule, regulation, injunction or other order has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7(a)(vi) will not be available to any party (or its affiliate) whose failure to fulfil any obligation under this Agreement resulted in such statute, rule, regulation, injunction or other order being enacted, issued or entered.

(b)               In the event of any termination of this Agreement as provided above, this Agreement shall immediately become void and of no further force or effect (other than Section 10 hereof, which shall survive the termination of this Agreement in accordance with its terms), and there shall be no liability on the part of any of the Purchaser, the Seller or the Company hereunder, except for any wilful breaches of this Agreement that occurred before such termination.

10.                Miscellaneous.

(a)                This Agreement, the Ancillary Agreements and the Confidentiality Agreement, dated as of July 20, 2022 among the Seller and the Purchaser (the "NDA"), constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes any and all prior agreements related to the subject matter hereof. This Agreement is executed without reliance upon any promise, warranty or representation by any party or any representative of any party other than those expressly contained herein. Except as expressly provided in this Agreement, the respective agreements, representations, warranties and other statements of the Purchaser and the Seller, as set forth in this Agreement, shall expire as of the Closing. The NDA shall survive any termination of this Agreement.

(b)                This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party without the prior written consent of the other party; provided, however, that the Purchaser may assign its rights and obligations hereunder to an affiliate of MSD Capital, L.P. or MSD Partners (GP), LLC and, following such assignment and the consummation of the Closing, the Purchaser and the Guarantor shall have no further obligations or liabilities pursuant to this Agreement.

(c)                Nothing herein or in the Ancillary Agreements shall be construed to obligate the Seller and the Company to consummate the Merger and Spin-Off Transactions, or to make the Purchaser a third-party beneficiary of the Merger Agreement or the other definitive agreements governing the Merger and Spin-Off Transactions. In the event of termination of this Agreement due to the failure of Seller and the Company to consummate the Merger, Seller shall, promptly upon written request by the Purchaser, reimburse the Purchaser for all documented and reasonable out-of-pocket costs and expenses incurred by the Purchaser or its subsidiaries or Affiliates in connection with the transactions contemplated hereby and by the Subscription Agreement, dated as of the date of this Agreement, by and between CARET Ventures LLC and MSD Partners, L.P. (the “Subscription Agreement”), in an amount not to exceed one million dollars ($1,000,000.00) (the “Expense Reimbursement”). In addition to and without limitation of the any Expense Reimbursement owed to Purchaser, in the event that the Merger and Spin-Off Transactions are not consummated prior to March 31, 2023 and this Agreement is terminated on or after March 31, 2023 due to the failure of Seller and the Company to consummate the Merger, then Seller shall pay Purchaser a non-refundable fee in the amount of two million dollars ($2,000,000.00) (the “Termination Fee”) in cash within two business days of the termination of this Agreement. Seller acknowledges that (i) the covenants and obligations contained in this Section 10(c) are an integral part of the Secondary Sale Transaction, and that, without these covenants and obligations, Purchaser would not have entered into this Agreement, and (ii) the Termination Fee is not a penalty, but rather liquidated damages in a reasonable amount that will compensate Purchaser in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and the Subscription Agreement and in reliance on this Agreement and on the expectation of the consummation of the Secondary Sale Transaction and the transactions contemplated by the Subscription Agreement, which amount would otherwise be impossible to calculate with precision. If the Seller fails to pay when due any amount payable pursuant to this Section 10(c), then the Seller shall reimburse the Purchaser for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Purchaser of its rights pursuant to this Section 10(c).

(d)                This Agreement may be amended only by written agreement among the parties hereto. Any reference to any agreement herein shall be deemed to refer to such agreement as it may be amended or supplemented in accordance with its terms. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

(e)                This Agreement shall be governed by and construed under the domestic, substantive laws of the State of New York (without giving effect to any conflict of law or other aspect of New York law that might result in the application of any law other than that of the State of New York).

(f)                 The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(g)                If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(h)                Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email (provided no automated notice of delivery failure is received by the sender); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to the Company:
Safehold Inc.

c/o Special Committee of the Board of Directors
1114 Avenue of the Americas

39th Floor

New York, New York 10036

Attention: Doug Heitner, Chief Legal Officer
Email: [*]

with a copy (for informational purposes only) to:

Kirkland & Ellis LLP

601 Lexington Street

New York, New York 10022

Attention: Eric L. Schiele, P.C.; Michael P. Brueck; David L. Perechocky
Email: eric.schiele@kirkland.com; michael.brueck@kirkland.com;
david.perechocky@kirkland.com

If to the Seller:

c/o iStar Inc.

1114 Avenue of the Americas

39th Floor

New York, New York 10036

Attention: Brett Asnas, Chief Financial Officer
Email: [*]

with a copy (for informational purposes only) to:

Clifford Chance US LLP
31 W 52nd Street

New York, New York 10019

Attention: Kathleen L. Werner

Email: kathleen.werner@cliffordchance.com

If to the Purchaser:

MSD Partners (GP), LLC

1 Vanderbilt Ave, 26th Floor
New York, NY 10017-5407
Attention: Marcello Liguori

Email: [*]

with copies (for informational purposes only) to:

Hogan Lovells US

555 13th Street NW
Washington, D.C. 20004

Attention: Bruce W. Gilchrist
Katherine Keeley

Email:	bruce.gilchrist@hoganlovells.com katherine.keeley@hoganlovells.com

If to the Guarantor:

MSD Capital, L.P.

1 Vanderbilt Ave, 26th Floor
New York, NY 10017-5407
Attention: Marcello Liguori

Email: [*]

with copies (for informational purposes only) to:

Hogan Lovells US

555 13th Street NW
Washington, D.C. 20004

Attention: Bruce W. Gilchrist
Katherine Keeley

Email:	bruce.gilchrist@hoganlovells.com katherine.keeley@hoganlovells.com

(i)                 This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(j)                 Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)                The parties acknowledge and agree that in the event of a breach or threatened breach at any time of the provisions of this Agreement, the harm suffered would not be compensable by monetary damages alone and, accordingly, in addition to other available legal or equitable remedies, each non-breaching party shall be entitled to apply for an injunction or specific performance with respect to such breach or threatened breach, without proof of actual damages (and without the requirement of posting a bond, undertaking or other security), and each party hereto agrees not to plead sufficiency of damages as a defense in such circumstances.

(l)                 This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties; provided that a signature delivered by email pdf or other electronic form shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

(m)                Each party shall bear its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby; provided, however, that in the event of any dispute with regard to this Agreement between the parties, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party pay promptly on demand reasonable fees and expenses of counsel for the prevailing party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Purchaser:

MSD Partners, L.P.

By:	/s/ Marcello Liguori
Name:	Marcello Liguori
Title:	Managing Director

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Guarantor:

MSD Capital, L.P.

By:	/s/ Marcello Liguori
Name:	Marcello Liguori
Title:	Authorized Signatory

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Seller:

iSTAR INC.

By:	/s/ Brett Asnas
Name:	Brett Asnas
Title:	Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Company:

SAFEHOLD INC.

By:	/s/ Marcos Alvarado
Name:	Marcos Alvarado
Title:	President and Chief Investment Officer

[Signature Page to Stock Purchase Agreement]